GLYKO BIOMEDICAL LTD.





1997 Annual Information Circular

























May 1, 1998

                        GLYKO BIOMEDICAL LTD.
                      Scotia Plaza, Suite 2100
                         40 King Street West
                           Toronto, Ontario
                               M5H 3C2


                      MANAGEMENT INFORMATION CIRCULAR


SOLICITATION OF PROXIES

This Management Information Circular is furnished in connection with the solicitation of proxies by the Management of Glyko Biomedical Ltd. (the "Corporation") for use at the Annual Meeting of Shareholders of the Corporation (the "Meeting") to be held at the time and place and for the purposes set forth in the attached Notice of Annual Meeting of Shareholders. It is anticipated that the solicitation will be by mail primarily, but proxies may also be solicited personally by regular employees of the Corporation. The cost of such solicitation will be borne by the Corporation.

The form of proxy forwarded to Shareholders on May 14, 1998 with the Notice of Annual Meeting confers discretionary authority upon the proxy nominees with respect to various matters identified in the Notice of Annual Meeting of Shareholders or other matters which may properly come before the Meeting.

The form of proxy affords the Shareholder the opportunity to specify that the shares registered in his name shall be voted or withheld from voting on and to vote for or against any ballot that may be called for, in accordance with the specifications made by Shareholders.

In  respect of proxies in which the  Shareholders  have not  specified  that the proxy nominees are required to vote, vote for, withhold from voting or vote against, the shares represented by such proxies will be voted at the meeting in favour of management nominees and will be voted for other applicable resolutions.

2



APPOINTMENT AND REVOCATION OF PROXIES

A Shareholder has the right to appoint a person (who need not be a Shareholder) to attend and act for him and on his behalf at the Meeting other than the persons designated in the enclosed form of proxy. Such right may be exercised by striking out the names of the persons designated in the enclosed form of proxy and by inserting in the blank space provided for that purpose the name of the desired person or by completing another proper form of proxy and, in either case, delivering the completed and executed proxy to the Corporation before the time of the Meeting or any adjournment thereof.

A Shareholder who has given a proxy may revoke it at any time in so far as it has not been exercised. A proxy may be revoked, as to any matter on which a vote shall not already have been cast pursuant to the authority conferred by such proxy, by instrument in writing executed by the Shareholder or by his attorney authorized in writing or, if the Shareholder is a body corporate, under its corporate seal or by an officer or attorney thereof duly authorized, and deposited either at the registered office of the Corporation at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, at which the proxy is to be used or with the Chairman of such Meeting on the day of the Meeting or any adjournment thereof, and upon either of such deposits the proxy is revoked. A proxy may also be revoked in any other manner permitted by law.


VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

On May 1, 1998, 22,282,504 Common Shares without par value of the Corporation were issued and outstanding. Each Common Share entitles the holder thereof to one vote at all meetings of Shareholders.

All Common Shareholders of record as of the time of the Meeting or any adjournment thereof are entitled either to attend and vote thereat in person the Common Shares held by them or, provided a completed and executed proxy shall have been delivered to the Corporation, to attend and vote thereat by proxy the Common Shares held by them.

3


The following table lists certain information regarding beneficial ownership of Glyko's Common Shares as of May 1, 1998, by (i) those persons who own more than 5% of the Corporation's common stock, (ii) each of the Corporation's "Named Executive Officers" (as defined below), (iii) each of the Corporation's directors, and (iv) by the Corporation's officers and directors as a group. The statements as to the shares of the Corporation beneficially owned or over which control or direction is exercised by the nominees for election as Directors hereinafter named are in each instance based upon information furnished by the person concerned.


============================== ---------------------------------- ---------------------- ----------------------

                                Name and Address of Beneficial    Number of Shares Held     Percent of Class
       Title of Class                        Owner
============================== ---------------------------------- ---------------------- ----------------------
                               Gwynn R. Williams
                               c/o Life Science Research Ltd.
                               3rd Floor Salisbury House
                               15 Victoria Street
                               Douglas, Isle of Man
Common Shares                  British Isles, UK                          3,465,115 (1)                    15.2

============================== ---------------------------------- ---------------------- ----------------------
                               Millipore Corp.
                               80 Ashby Road
Common Shares                  Bedford, MA  01730                             2,450,000                    11.0

============================== ---------------------------------- ---------------------- ----------------------
                               New York Life Insurance Company
                               51 Madison Avenue
                               New York, NY 10010
Common Shares                                                              4,528,750(2)                    18.6

============================== ---------------------------------- ---------------------- ----------------------
                               Trianon Opus One Inc.
                               Julius Baer Securities Inc.
                               330 Madison Avenue
Common Shares                  New York, NY  10017                         3,528,000(3)                    14.7

============================== ---------------------------------- ---------------------- ----------------------
                               Glycomed Inc.
                               10275 Science Center Drive
Common Shares                  San Diego, CA 92121                            1,326,654                     6.0

============================== ---------------------------------- ---------------------- ----------------------
                               John C. Klock
                               c/o Glyko, Inc.
                               11 Pimentel Court
Common Shares                  Novato, CA 94949                           1,052,780 (4)                     4.6

============================== ================================== ====================== =======================


4





------------------------------ ------------------------------ -------------------------- --------------------------

                                    Name and Address of         Number of Shares Held       Percent of Class
       Title of Class                Beneficial Owner
------------------------------ ------------------------------ -------------------------- --------------------------
                               Christopher M. Starr
                               c/o Glyko, Inc.
                               11 Pimentel Court
Common Shares                  Novato, CA 94949                             277,639 (5)                     1.2

------------------------------ ------------------------------ -------------------------- --------------------------
                               John H. Craig
                               c/o Cassels Brock &
                               Blackwell, Scotia Plaza,
                               Suite 2100, 40 King Street
                               West, Toronto M5H 3C2
Common Shares                  Canada                                       103,448 (6)                       *

============================== ------------------------------ -------------------------- --------------------------
                               R. William Anderson
                               c/o Fusion Medical Tech.
                               1804 North Shoreline Blvd.
Common Shares                  Mountain View, CA  94043                     102,447 (6)                       *

============================== ------------------------------ -------------------------- --------------------------
                               John S. Glass
                               Milkhaus Laboratory, Inc.
                               48 Main Street
Common Shares                  Boxford, MA  01921                            99,000 (7)                       *

------------------------------ ------------------------------ -------------------------- --------------------------
                               Mark I. Young
                               c/o Cassels Brock &
                               Blackwell, Scotia Plaza,
                               Suite 2100, 40 King Street
                               West, Toronto M5H 3C2
Common Shares                  Canada                                         32,000(8)                       *

------------------------------ ------------------------------ -------------------------- --------------------------
Common Shares                  All Officers and Directors                 5,132,429 (9)                    21.3

============================== ============================== ========================== ==========================

* Less than 1%

(1) Includes 102,447 Common Shares issuable upon exercise of options within 60 days of May 1, 1998 and 416,758 Common Shares issuable upon exercise of common stock warrants.
(2) Includes 2,092,500 Common Shares issuable upon exercise of common stock warrants.
(3) Includes 1,764,000 Common Shares issuable upon exercise of common stock warrants.
(4) Includes 679,428 Common Shares issuable upon exercise of options within 60 days of May 1, 1998 and 20,207 Common Shares issuable upon exercise of common stock warrants.
(5) Includes 261,695 Common Shares issuable upon exercise of options within 60 days of May 1, 1998 and 7,772 Common Shares issuable upon exercise of common stock warrants.
(6) Includes 102,447 Common Shares issuable upon exercise of options within 60 days of May 1,1998.
(7) Includes 99,000 Common Shares issuable upon exercise of options within 60 days of May 1,1998.
(8) Includes 31,000 Common Shares issuable upon exercise of options within 60 days of May 1,1998.
(9) Includes 1,378,464 Common Shares issuable upon exercise of options within 60 days of May 1, 1998 and 444,747 Common Shares issuable upon exercise of common stock warrants excludes shares held by LaMont Asset Management S.A., New York Life, Trianon Opus One, Inc. and Glycomed, Inc..

5

ELECTION OF DIRECTORS

The articles of the Corporation provide that there shall be cumulative voting for the election of directors. Therefore, each shareholder of the Corporation entitled to vote for the election of directors has the right to cast a number of votes equal to the number of votes attached to all the shares held by him multiplied by the number of directors to be elected. A shareholder may cast all such votes in favour of one candidate or distribute them among the candidates in such manner as he sees fit.

For example, if a shareholder holds 100 Common Shares and desires to vote them for the election of directors, the shareholder would be entitled to cast 600 votes, a number arrived at by multiplying the total number of Common Shares held by the shareholder by the number (6) of directors to be elected. The 600 votes resulting from such multiplication would be cast in favour of one candidate or distributed among any number of candidates in any portion desired.

If a shareholder votes for more than one candidate without specifying the distribution of his votes among the candidates, he will be deemed to have distributed his votes equally among the candidates for whom he voted. If the number of candidates nominated for director exceeds the number of positions to be filled, the candidates who receive the least number of votes shall be eliminated until the number of candidates remaining equal the number of positions to be filled. A separate vote of shareholders shall be taken with respect to each candidate nominated for director unless a resolution is passed unanimously permitting two or more persons to be elected by a single resolution.

The present term of office of each director of the Corporation will expire immediately prior to the election of directors at the Annual Meeting of Shareholders. Each of the persons whose name appears hereunder is proposed to be elected as a director of the Corporation to serve until the next Annual Meeting of Shareholders or until his successor is elected or appointed. It is intended that on any ballot that may be called for relating to the election of directors the shares represented by the proxies in favour of Management nominees will be voted in favour of the election of the persons whose names are set out below, with such votes being equally distributed among such persons as directors of the Corporation. Unless a shareholder has specified in his proxy that his shares are to be withheld from voting in the event that any vacancies occur in the slate of Management nominees, it is intended that discretionary authority shall be exercised to vote the share represented by such proxies for the election of such other person or persons as directors in accordance with the best judgment of Management proxy nominees.

Management does not contemplate that any of the nominees will be unable to serve as a Director but if that should occur for any reason prior to the Meeting it is intended that discretionary authority shall be exercised by the persons named in the enclosed form of proxy to vote the proxy for the election of any other person or persons in place of any nominee or nominees unable to serve.

6

DIRECTORS AND EXECUTIVE OFFICERS

The names of all of the members of the Board of Directors and the Executive Officers of the Company, their principal occupations or employment during the last 5 years and the dates on which they became Directors or Executive Officers are as follows:


=========================================================== ========================================================

Name and Present Principal Occupation                       Date First Appointed Director/Executive Officer

=========================================================== ========================================================
R. William Anderson *
Vice President, Finance and Chief Financial Officer
Fusion Medical Technologies, Inc.                           June 26, 1992 (Director)
=========================================================== ========================================================

John H. Craig
Partner
Cassels Brock and Blackwell                                 June 26, 1992 (Director)
=========================================================== ========================================================

John S. Glass
Vice President and Chief Financial Officer
Milkhaus Laboratory, Inc.                                   August 3, 1994 (Director)
=========================================================== ========================================================

John C. Klock  *
President and Chief Executive Officer                       January 1, 1991 (President, Chief Executive Officer)
Glyko Biomedical Ltd.                                       June 26, 1992 (Director)
=========================================================== ========================================================

Christopher M. Starr
Vice President, Research and Development
Glyko Biomedical Ltd.                                       July 1, 1991 (Vice President R&D)
=========================================================== ========================================================

Gwynn R. Williams  *
Physicist                                                   June 26, 1992 (Director)
=========================================================== ========================================================

Mark I. Young
Partner
Cassels Brock and Blackwell                                 March 14, 1997 (Director)

=========================================================== ========================================================

* - member of the Audit Committee

All Directors and Executive Officers have held the above positions throughout the past five years, except that: Mr. Anderson was also Vice-President, Finance and Chief Financial Officer of Fidus Medical Technology, Inc. and a Director (Consultant) at Recombinant Capital during the five year period; prior to August 1994 Mr. Craig was a partner of the firm Holden Day Wilson, Barristers and Solicitors; prior to June 1994 Mr. Glass was Director of Investor Relations and Vice President of Millicorp, a venture capital subsidiary of Millipore Corporation; and prior to August, 1994, Mr. Young was a partner of the firm Holden Day Wilson, Barristers and Solicitors.

7

All Directors hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified. Officers are appointed by the Board of Directors and serve at the discretion of the Board. There are no family relationships among the officers and directors of the Corporation.

Mr. R. William Anderson has served as a Director since 1992. Since 1997, he has been Vice President, Finance and Chief Financial Officer at Fusion Medical Technologies, Inc., a surgical sealant company. He held the same position at Fidus Medical Technology, Inc., a developer of microwave cardiac ablation equipment from 1996 to 1997. From 1994 to 1996 Mr. Anderson was a Director at Recombinant Capital, a consulting firm specializing in strategic alliances in the biotechnology industry. From 1989 to 1994 he served as Vice-President Finance and Chief Financial Officer at Glycomed Incorporated, a therapeutic pharmaceutical company based on complex carbohydrates. Mr. Anderson also held financial positions as chief financial officer at Chiron Corporation and as controller and as director of financial planning and analysis at Syntex Laboratories. Mr. Anderson holds an MBA from the Harvard Business School.

Mr. John H. Craig has served as a Director and Secretary of the Corporation since 1992 and has been a solicitor and partner with Cassels Brock and Blackwell and previously with Holden Day Wilson, Toronto law firms, since 1973. Mr. Craig is a director of a number of public companies including Argentina Gold Corp., Consolidated HCI Holding Corporation, Consolidated Stanford Corporation, Derland Industries Limited, Gulfstream Resources Canada Limited, International Curator Resources Ltd., LatinGold Inc., Lundin Oil AB, Oro Nevada Resources Inc., Red Sea Oil Corporation, Scorpion Minerals Inc., TVX Gold Inc.
and Tenke Mining Corporation.

Mr. John S. Glass has served as a Director since August 1994 and is Vice President and Chief Financial Officer of Milkhaus Laboratory, Inc., a clinical stage biopharmaceutical company. From 1968 to 1994 he served in various capacities at Millipore Corporation, most recently as Director of Investor Relations and Vice President of Millicorp, a venture capital subsidiary. Previously Mr. Glass was a research and development manager at Polaroid Corporation. Mr. Glass holds a Masters degree in management from the Massachusetts Institute of Technology. Mr. Glass was also a director of PDI, Inc. from 1987 to 1990.

Dr. John C. Klock was formerly an academic physician and carbohydrate researcher at the University of California at San Francisco (1976-1981), Scientific Director of the Institute of Cancer Research of California Pacific Medical Center in San Francisco (1982-1986), a research director at Murex Corporation, a diagnostic pharmaceutical company (1985-1986) and the scientific founder of Glycomed Incorporated, a therapeutical company based on complex carbohydrate technology (1986-1990). As of July 1, 1997 Dr. Klock devotes 30% of his time to Glyko and 70% to BioMarin.

8

Christopher M. Starr, Ph.D. has been the Vice President of Research and Development for Glyko since 1992 and for the year prior, he was Glyko's Director of Research and Development. Dr Starr was a National
Research Council Associate and Intramural Research Training Award Fellow with the National Institutes of Health prior to joining Glyko. Dr. Starr holds a BS in Biology from Syracuse University and a Ph.D. from SUNY, Health Science Center in Syracuse, New York. As of July 1, 1997 Dr. Starr devotes 30% of his time to Glyko and 70% to BioMarin.

Mr. Gwynn R. Williams is a founder of Glyko (established 1990). He was also founder and owner of Astromed and Astroscan, U.K. manufacturers of scientific equipment established in 1984, which are now both merged into Life Science Research Ltd., a U.K. company. Mr. Williams was a partner in Arthur Andersen & Co. (1971-1982). Previously, he was a mathematician with General Motors Research in Detroit(1961-1970) and with British Steel (1958-1960).
Mr. Williams also serves on the Board of BioMarin.

Mr. Mark I. Young has served a Director of the Corporation since March, 1997 and has been the Assistant Secretary of the Corporation since 1992.
Mr. Young is a solicitor and partner with Cassels Brock and Blackwell practicing in the areas of corporate commercial and securities law. Mr. Young is an officer or director of a number of public companies listed on The Toronto Stock Exchange.

9


Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and directors, and persons who own ten percent or more of a registered class of the Corporation's equity securities, to file with the Securities Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Corporation. Officers, directors and ten percent or more stockholders are required by SEC regulations to furnish the Corporation with copies of all
Section 16(a) forms they file.

To the Corporation's knowledge, based solely on review of the copies of such reports furnished to the Corporation or written representations that no other reports were required, during the fiscal year ended December 31, 1997, all officers, directors, and ten percent stockholders complied with all Section 16(a) filing requirements, except that the Forms 5 for all officers, directors and ten percent stockholders were filed late.

Board Meetings and Committees

The Board of Directors of the Corporation held a total of two meetings during the year ended December 31, 1997 on June 26 and October 22. No director participated in fewer than 75 percent of all such meetings and actions of the Board of Directors and the committees, if any, upon which such director served.

The Board of Directors has an Audit committee and a Compensation committee. It does not have a Nominating Committee or a committee performing the functions of a Nominating Committee.

The Audit Committee of the Board of Directors consists of Messrs. Anderson and Williams and Dr. Klock. The Audit Committee recommends engagement of the Corporation's independent accountants, and is primarily responsible for reviewing and approving the scope of the audit and other services performed by the Corporation's independent accountants and for reviewing and evaluating the Corporation's accounting principles and its systems of internal accounting controls.

The Audit Committee has reviewed the Corporation's 1997 financial statements and has recommended that the Board of Directors approve those financial statements. The Audit Committee met on May 12, 1997.

The Compensation Committee of the Board of Directors consists of Messrs. Anderson and Williams. The Compensation Committee reviews the Company's compensation structure for appropriateness and competitiveness, recommends officer salaries to the Board, recommends officer and staff bonuses to the Board and reviews retirement plan investments for adequate performance. The Compensation Committee met on May 12, 1997.

10


EXECUTIVE COMPENSATION

Summary Compensation Table

The following table contains information about the compensation paid to, or earned by, those who were, at December 31, 1997, the Corporation's President, Chief Executive Officer and Chief Financial Officer and Vice-President, Research and Development, being the only executive officers of the Corporation (collectively, the "Named Executive Officers"). Specific aspects of their compensation are dealt with in further detail in subsequent tables.


Glyko Biomedical Ltd. (1):


========================== ====== ========================================== ================== ===================
                                                                                                     All Other
   Name and Principal                                                             Long-term         Compensation
        Position           Year               Annual Compensation               Compensation          (U.S.$)

                                   ------------ ---------- ------------------ ------------------ ------------------
                                                                              Securities Under
                                                             Other Annual      Options Granted
                                     Salary       Bonus      Compensation            (#)
                                     (U.S.$)     (U.S.$)        (U.S.$)
------------------------- ------- ------------ ---------- ------------------ ------------------ ------------------
John C. Klock
President ,Chief           1997       97,226       --             --                64,740               --
Executive Officer          1996      187,297       --             --                 --                  --
                           ------- ------------ ---------- ------------------ ------------------ ------------------
and Chief Financial        1995      192,500       --             --               128,218               --
                           ------- ------------ ---------- ------------------ ------------------ ------------------
Officer                    1994      184,200       --             --               482,330               --
------------------------- ------- ------------ ---------- ------------------ ------------------ ------------------
Christopher M. Starr
Vice-President, Research
and Development            1997       84,013       --             --               40,350                --
                           1996      126,528       --             --                 --                  --
                           ------- ------------ ---------- ------------------ ------------------ ------------------
                           1995      130,000       --             --               80,249                --
                           ------- ------------ ---------- ------------------ ------------------ ------------------
                           1994      118,800       --             --                7,660                --
========================== ======= ============ ========== ================== ================== ==================

(1)  On April 1, 1998, the Company hired Brian Brandley, Ph.D. as a General
      Manager.   Dr. Brandley is expected to handle certain of the functions previously assigned to Dr. Christopher Starr.


11

BioMarin Pharmaceutical, Inc. (BioMarin) (1):

========================== ======= ========================================== ================= ===================
                                                                                                     All Other
   Name and Principal                                                             Long-term         Compensation
        Position           Year               Annual Compensation               Compensation          (U.S.$)

                                   ------------ ---------- ------------------ ------------------ ------------------
                                                                              Securities Under
                                                             Other Annual      Options Granted
                                     Salary       Bonus      Compensation            (#)
                                     (U.S.$)     (U.S.$)        (U.S.$)
------------------------- ------- ------------ ---------- ------------------ ------------------ --------------------

John C. Klock
President and
                           1997      146,914       --             --                  --                 --
Chief Financial
Officer
------------------------- ------- ------------ ---------- ------------------ ------------------ --------------------

Christopher M. Starr
Vice-President, Research
                           1997       65,653       --             --                 --                  --
========================== ======= ============ ========== ================== ================== ===================

(1) As discussed herein and in the Annual Report provided under separate cover, as of December 31, 1997, Glyko Biomedical Ltd. owned 41% of BioMarin Pharmaceutical, Inc. Certain Executive Officers and Directors of Glyko are also Executive Officers and Directors of BioMarin. As discussed herein and in the Annual Report, in 1997, both Drs. Klock and Starr purchased 800,000 and 400,000 shares of common stock of BioMarin, respectively, in exchange for notes maturing on July 31, 2000. The notes are secured by the underlying stock.

Long-term Compensation Plans

Option Grants in 1997

Pursuant to the Corporation's stock option plan (the "Plan"), the Board of Directors may from time to time authorize the granting to directors, officers, employees and consultants of the Corporation of options to purchase up to 3,000,000 common shares. Granting of options in excess of the 3,000,000 share maximum is subject to shareholder approval. Certain options granted in 1994 and 1995 are subject to regulatory approval by the Toronto Stock Exchange. The exercise price of any option shall be fixed by the Board of Directors provided that such price may not be less than the market price of the shares at the time the option is granted and payment of such exercise price must be made in full at the time of exercise.

12

Options under the Plan may be granted for any term up to ten years, are non-assignable, and are subject to earlier termination upon the termination of an optionee's employment for any cause including retirement, permanent disability but not death. In the event of death of an optionee, his estate may be entitled for a period of six months thereafter to exercise any option which a deceased optionee would have been entitled to exercise if then alive but in any event not after the date of expiration of the option. No individual may hold options to purchase more than 5% of the number of common shares outstanding from time to time.

The purpose of the Plan is to attract and motivate the directors, officers, employees and consultants of the Corporation and to advance the Corporation by affording such persons the opportunity to acquire an equity interest in the Corporation. In determining whether options will be granted, the Board of Directors will review the financial position of the Corporation, the performance of such individuals in carrying out their duties and their willingness to serve the needs of the Corporation in general and the general state of the financial markets.


                                  Option/SAR Grants In Last Fiscal Year

                                                                     % of Total
                                                                       Options
               Name and Principal Position                 # of      Granted to      Exercise
                                                        Options     Employees in     Price of        Expiration Date of
                                                         Granted         1997         Options              Options
    John C. Klock, M.D.
    President, Chief Executive Officer & Director         64,740         27%          Cdn$0.65        December 31, 2001

    Christopher M. Starr, Ph.D.
    Vice-President, Research and Development                             17%          Cdn$0.65        December 31, 2001

                                                          40,350


Neither Dr. Klock nor Dr. Starr had been granted any options to purchase capital stock of BioMarin in 1997. Drs. Klock and Starr purchased 800,000 and 400,000 shares of common stock of BioMarin, respectively, in exchange for notes maturing on July 31, 2000. The notes are secured by the underlying stock.

13


Options Exercised and Options Remaining

The following table provides detailed information regarding options exercised by the Named Executive Officers and directors of the Corporation during 1997. In addition, details on remaining options held are provided.

========================= ============== ============ ==================================== ====================================
                                                                                                    Value of Unexercised
                                                              Unexercised Options at              in-the-money Options at
                                                                December 31, 1997                   December 31, 1997(1)
                          ------------- -------------
                                                      ---------------- ------------------- ----------------- ------------------
                           Securities
                            Acquired     Aggregate
                          on Exercise      Value
                              (#)         Realized    Exercisable      Unexercisable       Exercisable       Unexercisable
          Name                              (C$)            (#)               (#)                (C$)              (C$)
------------------------- ------------- ------------- ---------------- ------------------- ----------------- ------------------
R. William Anderson            --            --                94,007                 513      $37,352             $128
-------------------------------------- ------------- ---------------- ------------------- ----------------- ------------------
John H. Craig                  --            --                94,007                 513      $37,352             $128
------------------------- ------------- ------------- ---------------- ------------------- ----------------- ------------------
John S. Glass                  --            --                91,000                  --      $41,600              --
------------------------- ------------- ------------- ---------------- ------------------- ----------------- ------------------
John C. Klock                  --            --               664,752              10,536     $119,295           $2,634
------------------------- ------------- ------------- ---------------- ------------------- ----------------- ------------------
Christopher M. Starr           --            --               278,093                 166     $101,808              $42
------------------------- ------------- ------------- ---------------- ------------------- ----------------- ------------------
Gwynn R. Williams              --            --                94,007                 513      $37,352             $128
------------------------- ------------- ------------- ---------------- ------------------- ----------------- ------------------
Mark I. Young                  --            --                23,000                  --      $13,800              --
========================= ============= ============= ================ =================== ================= ==================

(1) Based on the closing price of common shares on The Toronto Stock Exchange on December 31, 1997 of $1.25.


COMPENSATION OF DIRECTORS

Each non-officer Director of the Corporation received 23,000 stock options in 1997 at an exercise price of Cdn$0.65 expiring on December 31, 2001 in lieu of compensation for services rendered in their capacity as directors.

Mr. Gwynn Williams and Dr. John Klock are each Directors of both Glyko and BioMarin. In 1997, Mr. Williams was granted 20,000 options to purchase BioMarin common stock at $1.00 per share expiring on November 30, 2002, and 23,000 options to purchase Glyko common stock at Cdn.$0.65 expiring on December 31, 2001. Dr. Klock did not receive any compensation for his capacity as a Director of Glyko and of BioMarin.

14



INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

To the best of Management's knowledge none of the Directors or senior officers of the Corporation or any of their associates or affiliates had any direct or indirect interest in any material transactions of the Corporation entered into during the past twelve months, save and except that:

(i) Investment in Subsidiary - On March 21, 1997, the Company closed a Cdn.$2.0 million financing (the Q197 Financing) to fund the start-up of BioMarin Pharmaceutical, Inc. which was formed to develop the Company's pharmaceutical products. As a result of this financing, the Company issued 4.0 million units at Cdn.$0.50 per unit, each unit consisting of one common share and one common share purchase warrant. Each warrant can be exercised for one share of common stock at Cdn.$1.00 per share, expiring on March 21, 1999. An additional 280,000 units and 280,000 warrants together valued at approximately $161,000 were distributed to the brokers in exchange for services rendered in connection with the Q197 Financing. The Company utilized the Black-Scholes model to value all the warrants issued in the Q197 Financing at approximately $496,000. As a result of additional funds raised by BioMarin during 1997 (see Footnote 6 to Glyko Biomedical, Ltd. Financial Statements), the Company's ownership in BioMarin was reduced to 41% of BioMarin's outstanding common stock at December 31, 1997. Future fundraising efforts of BioMarin could result in a further reduction the Company's ownership percentage.

(ii) License Agreement with Subsidiary - BioMarin and the Company have entered into a License Agreement dated June 26, 1997, pursuant to which the Company granted BioMarin an exclusive, worldwide, perpetual, irrevocable, royalty-free right and license to certain worldwide patents, trade secrets, copyrights and other proprietary rights to all know-how, processes, formulae, concepts, data and other such intellectual property, whether patented or not, owned or licensed by the Company. and its subsidiaries as of the date of the License Agreement for application in therapeutic uses, including, without limitation, drug discovery and genomics. Under the same License Agreement, BioMarin granted the Company an exclusive, worldwide, perpetual, irrevocable, royalty-free cross-license to all improvements BioMarin may make upon the licensed intellectual property. As consideration for this license, BioMarin issued the Company 7,000,000 shares of BioMarin common stock.

(iii) Sublease to Subsidiary - The Company subleases office and lab space, certain administrative and research and development functions to BioMarin. BioMarin reimburses the Company for rent, salaries and related benefits and other administrative costs and the Company reimburses BioMarin for salaries and related benefits. The Company reimbursed BioMarin $133,000 during the year ended December 31, 1997, and BioMarin reimbursed the Company $ 373,848 during the year ended December 31, 1997. The Company also provided analytical services and products to BioMarin at a 27% discount in 1997. Total receipts to the Company from sales to BioMarin total $39,301 during 1997.

15

(iv) Employment Agreement - The Corporation's wholly-owned subsidiary, Glyko, Inc., first entered into an employment agreement (the "Employment Agreement") with Dr. John C. Klock, M.D. ("Klock") on December 20, 1990. The Board of Directors has renewed the Employment Agreement for an additional two years effective January 1, 1996 retaining Klock as the Corporation's president. Under the Employment Agreement, the Corporation's Board of Directors annually reviews Klock's salary and makes adjustments which the Board of Directors in its discretion deems to be appropriate. Glyko, Inc. is obligated to continue paying Klock's compensation for a period of six months following Klock's mental or physical incapacity or his death. The Employment Agreement may be renewed for subsequent periods, subject to agreement by the parties on Klock's compensation for the renewal terms. The Employment Agreement may be terminated by Klock upon three months' notice and by Glyko, Inc. upon six months' notice or immediately upon a breach of Klock's duties required under the Employment Agreement. By its terms, the Employment Agreement does not terminate upon a merger, consolidation or sale of substantially all of Glyko, Inc.'s assets and the obligations under the Employment Agreement shall be delegated to the successor entity in such situation.

Effective July 1, 1997, Drs. Klock and Starr signed employment agreements with BioMarin committing 70% of their efforts to BioMarin and 30% to Glyko, Inc.

(v) Other Transactions with Subsidiary - In 1997, both Drs. Klock and Starr purchased 800,000 shares and 400,000 shares of common stock of BioMarin, respectively, in exchange for notes maturing on July 31, 2000. The notes are secured by the underlying stock.

Effective July 1, 1997, Drs. Klock and Starr signed employment agreements with BioMarin committing 70% of their efforts to BioMarin and 30% to Glyko, Inc.

Mr. Gwynn Williams and Dr. John Klock are each Directors of both Glyko and BioMarin. In 1997, Mr. Williams was granted 20,000 options to purchase BioMarin common stock at $1.00 per share expiring on November 30, 2002, and 23,000 options to purchase Glyko common stock at Cdn.$0.65 expiring on December 31, 2001. Dr. Klock did not receive any compensation for his capacity as a Director of Glyko and of BioMarin.

INDEBTEDNESS OF DIRECTORS AND SENIOR OFFICERS

During fiscal 1997, other than routine indebtedness, no loans were made by the Corporation to any senior officer or Director or any key employee of the Corporation or any of their other respective associates.

As discussed above, both Drs. Klock and Starr purchased 800,000 shares and 400,000 shares of common stock of BioMarin, respectively, in exchange for notes maturing on July 31, 2000. The notes are secured by the underlying stock.

16



CORPORATE GOVERNANCE

Mandate of the Board

The mandate of the Corporation's board of directors is to provide guidance to the Corporation's management in the following areas:

            -  long term strategic planning
            -  risk analysis and monitoring of risk management systems
            -  overseeing  the  appointment  and  training  of senior management and  monitoring their performance, including succession planning
            -  establishing and monitoring the  Corporation's  communications policy and ensuring that it addresses the feedback and concerns of shareholders in particular
            -  ensuring the integrity of the  Corporation's systems for internal controls and management information
            -  developing and implementing the Corporation's corporate governance guidelines
            -  approval of the annual operating and capital budgets

Composition of the Board

The Corporation's Board consists of six directors. Five members of the board are outside directors who are not members of management. A majority of the Board can be considered "unrelated" directors in that they do not have any interest or business or other relationship which could or could reasonably be perceived to materially interfere with their ability to act with a view to the best interests of the Corporation.

The Corporation does not have a significant shareholder who is able to elect a majority of the Corporation's Board.

Committees

The Board presently has an Audit Committee and a Compensation and Retirement Plan Committee which have been assigned the specific responsibilities described below. However, due the size of the Corporation and its board, the functions of a Nominating or Executive Committee are performed by the entire Board.

17



Audit Committee

The Audit Committee consists of three directors, a majority of whom are outside directors. It carries our the following responsibilities:

      - reviewing the Corporation's  audited financial statements
      - meeting with the Corporation's management and auditors for that purpose

Compensation and Retirement Plan Committee

The Compensation and Retirement Plan Committee consists of two directors, both of whom are outside directors. It carries our the following responsibilities:

     -  review    compensation    structure   for   appropriateness   and
         competitivenes
     - recommend  officer salaries to the Board of Directors
     - recommend officer and staff  bonuses  to the Board of  Directors
     - reviews  retirement  plan investments for adequate performance

APPOINTMENT OF AUDITORS

Unless authority to do so is withheld, the persons named in the enclosed form of proxy intend to vote for the appointment of the firm of Arthur Andersen LLP, as auditors of the Corporation, to hold office until the next Annual Meeting of Shareholders at a remuneration to be fixed by the Directors.

Auditors

Arthur Andersen LLP will not be represented at the Annual Meeting.

PROPOSALS FOR THE NEXT ANNUAL MEETING

Any proposals by shareholders for consideration at the next annual meeting must be received by the Company no later than November 15, 1998.

GENERAL

The Directors will lay before the Meeting their Annual Report and the Consolidated Financial Statements of the Corporation for the years ended December 31, 1997 and 1996 and the Report of the Auditors to the Shareholders will be presented. Receipt at the Meeting of the Annual Report of the Directors and the Corporation's Financial Statements for its last completed fiscal year,

18

together with the Report of the Auditors, will not constitute approval or disapproval by the Shareholders of any matters referred to therein.

Except as otherwise indicated, information contained herein is given as of May 1, 1998. Management knows of no matters to come before the Meeting other than the matters referred to in the Notice of Annual Meeting of Shareholders. However, if any other matters which are not now known to Management should come properly before the Meeting, the proxy will be voted on such matters in accordance with the best judgment of the person voting it.

APPROVAL

The contents of this Management Information Circular and the sending thereof to the Shareholders have been authorized by the Board of Directors of the Corporation.


DATED at Toronto this 1st day of May, 1998




John C. Klock, M.D. [signed]
John C. Klock, M.D.
President and
Chief Executive Officer